NOVELLUS SYSTEMS, INC.
4000 North First Street
San Jose, California 95131

     April 12, 2001

To the Shareholders of Novellus Systems, Inc.

     You are cordially invited to attend the Annual Meeting of Shareholders of Novellus Systems, Inc. (the “Company”) on May 11, 2001 at 8:00 a.m., California time. The Annual Meeting will be held at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134.

     A description of the business to be conducted at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instruction. You may submit your proxy (1) over the internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope.If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

Richard S. Hill Chairman of the Board and Chief Executive Officer

NOVELLUS SYSTEMS, INC.
4000 North First Street
San Jose, California 95131

Notice of Annual Meeting of Shareholders
To Be Held May 11, 2001

To the Shareholders of Novellus Systems, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Novellus Systems, Inc. (the “Company”) will be held on May 11, 2001 at 8:00 a.m., California time, at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134, for the following purposes:

1.	To elect seven directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

2.	To approve the Company’s 2001 Stock Incentive Plan.

3.	To ratify and approve the appointment of Ernst &Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 2001.

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached hereto and made a part hereof. The Annual Meeting will be open to shareholders of record, proxy holders, and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting.

     The Board of Directors has fixed the close of business on March 30, 2001 as the Record Date for determining the shareholders entitled to notice of and to vote at the 2001 Annual Meeting and any adjournment or postponement thereof.

FOR THE BOARD OF DIRECTORS, Robert H. Smith Secretary

San Jose, California
April 12, 2001

YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, you are urged to submit your proxy as soon as possible sothat your shares can be voted at the meeting in accordance with your instruction. You may submit your proxy (1) over the internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. If you attend the meeting, you may vote in person even if you returned a proxy.

NOVELLUS SYSTEMS, INC.
4000 North First Street
San Jose, California 95131

PROXY STATEMENT

Annual Meeting of Shareholders
May 11, 2001

General Information

     The enclosed proxy is solicited on behalf of the Board of Directors of Novellus Systems, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on May 11, 2001 at 8:00 a.m., California time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s principal executive offices, 4000 North First Street, San Jose, California 95134.

     This Proxy Statement and the form of proxy are first being mailed to shareholders on or about April 12, 2001.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (to the attention of Robert H. Smith, Secretary) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Record Date, Share Ownership and Quorum

     Shareholders of record at the close of business on March 30, 2001 are entitled to vote at the Annual Meeting. At the record date, 141,342,335 shares of the Company’s Common Stock, no par value (the “Common Stock”), were issued and outstanding. The presence of a majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Voting and Solicitation

     Each share outstanding on the record date is entitled to one (1) vote. Under the Company’s cumulative voting provisions, each shareholder may cast his votes for a single nominee for director, or distribute among up to seven nominees a number of votes equal to seven multiplied by the number of shares held by such shareholder. However, cumulative voting will not be available unless, at the meeting, at least one shareholder has given notice of his intention to cumulate votes prior to the voting, and will apply only to those candidates whose names have been placed in nomination prior to the voting.

     The cost of managing the proxy process will be borne by the Company. The Company has retained the services of ADP-Investor Communication Services (“ADP”) to aid in the distribution and voting of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay ADP a fee not to exceed $75,000 for its services and will reimburse ADP for certain out-of-pocket expenses that are usual and proper. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, fax or telegram.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of ADP. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors where cumulative voting is invoked and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR approval of the other proposals in the enclosed proxy statement and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the particular item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered present and entitled to vote for purposes of determining a quorum but as not voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

Deadline for Receipt of Shareholder Proposals

     Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. For shareholder proposals to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the Company’s 2002 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company between January 27, 2002 and February 26, 2002. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

     Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2002 Annual Meeting of Shareholders must be received by the Company not later than December 13, 2001 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     As set by the Board of Directors (the “Board” or “Board of Directors”) pursuant to the Bylaws of the Company, the authorized number of directors is currently set at seven. Seven directors will be elected at the Annual Meeting. The seven nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the seven nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

The Board of Directors recommends a vote FOR the nominees listed below.

Name of Nominee	Age	Principal Occupation	Director Since
Richard S. Hill	49	Chairman of the Board and Chief Executive Officer of the Company	1993

D. James Guzy	65	Chairman of SRC Computer Corporation, a computer hardware development company, and PLX Technology, Inc., a semiconductor company	1990

J. David Litster	62	Vice President for Research at the Massachusetts Institute of Technology	1998

Tom Long	69	Director of Business Development, Planar Advance, Inc., a flat panel company engaged in the electronics industry	1995

Glen Possley	60	Managing General Partner at Glen-Ore Associates, a consulting enterprise focused on the semiconductor business	1991

Robert H. Smith	64	Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary of the Company	1995

William R. Spivey	54	President and Chief Executive Officer, Luminent, Inc.	1998

3

     The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified. The Company’s Bylaws provide that no person may be elected or run for reelection to the Board of Directors after having attained the age of 70 years. There is no family relationship between any director and any other director or executive officer of the Company.

     Mr. Hill has been the Chief Executive Officer and member of the Board of Directors of the Company since December 1993. In May 1996, he was appointed Chairman of the Board of Directors. From 1981 to 1993, Mr. Hill was employed by Tektronix, Inc., an electronics company, where he held positions such as President of the Tektronix Development Company, Vice President of the Test &Measurement Group, and President of Tektronix Components Corporation. Prior to joining Tektronix, Mr. Hill held engineering management positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill is also a member of the Board of Directors of Speedfam International, Inc. and Luminent, Inc.

     Mr. Guzy joined the Board of Directors in January 1990. Presently Mr. Guzy is the Chairman of both SRC Computer Corporation and PLX Technology, Inc. Since 1969, he has also served as the President of the Arbor Company, a limited partnership engaged in the electronics and computer industries. Mr. Guzy is also a director of Intel Corporation, Cirrus Logic, Inc., Micro Component Technology, Inc., Davis Selected Group of Mutual Funds and Alliance Capital Management Technology Fund.

     Dr. Litster joined the Board of Directors in February 1998. Dr. Litster is Vice President for Research at the Massachusetts Institute of Technology (“MIT”). He was the director of the MIT Center for Materials Science and Engineering from 1983 through 1988 and director of the Francis Bitter National Magnet Laboratory at MIT from 1988 through 1992. Dr. Litster is a fellow of the American Physical Society, the American Academy of Arts and Sciences and the American Association for the Advancement of Science. In 1993, Dr. Litster was awarded the Irving Langmuir Prize by the American Physical Society. Dr. Litster holds a bachelor’s degree in engineering from McMaster University in Hamilton Ontario, Canada, and a Ph.D. in Physics from MIT.

     Dr. Long joined the Board of Directors in May 1995. Dr. Long currently is the Director of Business Development of Planar Systems, Inc. From October 1994 to June 1999, Dr. Long served as Director of Product Development of Planar Systems Display Manufacturing. From August 1991 to October 1994, Dr. Long retired from business to pursue personal goals. Prior to August 1991, Dr. Long served as the Vice President and Chief Technical Officer of Tektronix, Inc. for seven years. Dr. Long is also a director of Network Elements, Inc.

     Dr. Possley joined the Board of Directors in July 1991. He is currently a managing general partner at Glen-Ore Associates. From October 1997 through December 1999, Dr. Possley was an associate consultant at N-Able Group. From March 1994 to September 1997, Dr. Possley was President of SubMicron Technology, PCL., a semiconductor wafer manufacturing company. From April 1992 to May 1994, he was Senior Vice President of Manufacturing at Ramtron International, a semiconductor company. From January 1991 to March 1992, he was Vice President, Operations at Sandisk Inc., a manufacturer of solid state memory systems. From January 1986 to December 1990, Dr. Possley was Senior Vice President of Manufacturing for Philips Semiconductor Inc., a semiconductor company. Prior to joining Philips, he was Vice President, Wafer Fabrication and Research and Development at United Technologies Mostek, and held management and engineering positions with Motorola Inc., Texas Instruments, Inc., Fairchild Camera and Instrument Corporation and the semiconductor division of General Electric Company. Dr. Possley is also a director of Catalyst Semiconductor, Inc.

     Mr. Smith joined the Board of Directors in May 1995. In October 1996, Mr. Smith became the Executive Vice President, Finance and Administration and Chief Financial Officer and Secretary of the Company. Mr. Smith had been an industry consultant since 1990. From June 1994 through September 1994, Mr. Smith was the Chairman of the Board of Directors of Micro Component Technology, Inc., a semiconductor test equipment manufacturer. From 1988 through 1990, Mr. Smith was the President of Maxwell Graphics, Inc., a printing company. From 1982 through 1988, Mr. Smith held Chief Financial Officer positions with Maxwell Communications of North America Corporation and R.R. Donnelley and Sons, printing companies. Mr. Smith also serves on the Board of Directors of Cirrus Logic, Inc.

     Dr. Spivey joined the Board of Directors in May 1998. He is currently the President, Chief Executive Officer and a Director of Luminent, Inc. From 1997 to 2000, he was the Group President, Network Products Group of Lucent Technologies. From 1994 to 1997, he was Vice President of the Systems and Components Group of AT&T. From 1991 to 1994, he was the President of Tektronix Development Company and Group President at Tektronix, Inc. Previously, Dr. Spivey held various managerial positions at Honeywell, Inc. and General Electric Corporation. Dr. Spivey also serves on the Board of Directors of Cascade Microtech, Inc., Raytheon Company and Lyondell Chemical Company and is an Advisory Board Member for Maristeth Ventures, LLC.

Board Meetings and Committees

     The Board of Directors of the Company held five (5) meetings during 2000. During the last year, no incumbent director attended fewer than seventy-five percent (75%) of the meetings of the Board of Directors and its committees on which he served that were held during the period in which he was a director. The Board of Directors has an Audit Committee and a Stock Option and Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for shareholders to recommend nominations, the Board will consider shareholder recommendations. Such recommendations should be addressed to Robert H. Smith, the Company’s Secretary, at the Company’s principal executive offices.

     Audit Committee. During 2000, Mr. Guzy and Drs. Long and Spivey served on the Audit Committee. The Audit Committee held four meetings during 2000. The primary function of the Audit Committee is to assist the Board of Directors in overseeing management’s conduct of the Company’s (1) financial reporting process, including the financial reports and other financial information provided to the public; (2) systems of internal controls; and (3) annual independent audit of the Company’s financial statements. See “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.” The Board adopted and approved a charter for the Audit Committee in April 2000, a copy of which is attached hereto as Appendix A. The Board has determined that all members of the Audit Committee are “independent“as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

     Stock Option and Compensation Committee. During 2000, Mr. Guzy and Drs. Long, Possley, Litster and Spivey served on the Stock Option and Compensation Committee. The Stock Option and Compensation Committee held two (2) meetings during 2000. The Stock Option and Compensation Committee administers the issuance of stock and the granting of options to purchase stock of the Company pursuant to the Company’s stock plans and, in accordance with the terms of the respective stock plans, determines the terms and conditions of such issuances and grants. In addition, it reviews and approves the Company’s executive compensation policy.

Director Compensation

     Directors who are not employees of the Company (“Outside Directors”) received, during fiscal year 2000, a $6,000 quarterly retainer and a $1,000 fee for attendance at each Board meeting. In fiscal year 2001, Outside Directors will receive a $7,500 quarterly retainer and a $1,500 fee for attendance at each Board meeting. In addition, Outside Directors received in fiscal 2000 and will receive in fiscal 2001, a $500 fee for attendance at each committee meeting attended which was not held on the same day as a Board meeting.

     Outside Directors were automatically granted an option to purchase 18,000 shares of Common Stock of the Company on the day immediately following the date of the 2000 Annual Meeting of Shareholders of the Company. On the day immediately following the 2001 Annual Meeting of Shareholders, Outside Directors will automatically be granted an option to purchase 10,000 shares of Common Stock of the Company. The exercise price per share of such options will equal one hundred percent (100%) of the fair market value of the Common Stock on the date of grant of the option. Options granted have a maximum term of five (5) years and are immediately exercisable. Pursuant to this policy regarding the granting of stock options to Outside Directors, Mr. Guzy and Drs. Long, Possley, Litster and Spivey were each granted an option to purchase 18,000 shares of Common Stock at an exercise price of $48.875 per share on May 15, 2000.

PROPOSAL NO. 2

APPROVAL OF THE NOVELLUS SYSTEMS, INC.
2001 STOCK INCENTIVE PLAN

General

     The Company’s shareholders are being asked to approve the adoption of the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) as a supplement to the Company’s Amended and Restated 1992 Stock Option Plan (the “1992 Plan”). The Company will continue to issue new options from the 1992 Plan until all available shares have been issued, which is expected to occur in calendar year 2001. Subsequently, new Awards will be issued from the 2001 Plan. Capitalized terms used in this Proposal No. 2 shall have the same meaning as in the 2001 Plan unless otherwise indicated.

     The 2001 Plan is intended to enable the Company and its Related Entities to attract and retain the best available personnel for positions, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business. The Board believes that the Company’s long term success is dependent upon the ability of the Company and its Related Entities to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to the Company and its Related Entities.

     Initially, a total of 6,360,000 shares of Common Stock (the “Shares”) have been reserved for issuance under the 2001 Plan. The 2001 Plan will terminate on March 16, 2011, unless earlier terminated by the Board. Of the total Shares reserved for issuance under the 2001 Plan, a maximum of ten percent (10%) of such Shares may be awarded as grants of Restricted Stock.

     New Plan Benefits.As of the date of this Proxy Statement, no Outside Directors and no associate of any Director or Officer has been granted any Options subject to shareholder approval of the proposed 2001 Plan. The benefits to be received pursuant to the 2001 Plan by the Company’s Directors, Officers and Employees are not determinable at this time.

     The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for adoption of Proposal No. 2.

The Board of Directors recommends a vote FOR approval of the 2001 Plan.

     A general description of the principal terms of the 2001 Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the 2001 Plan, a copy of which is attached to this Proxy Statement as Appendix B and is incorporated by reference herein.

General Description

     The 2001 Plan provides for the grant of Options and Restricted Stock. The maximum number of Shares with respect to which options may be granted to a Grantee during a fiscal year of the Company is 600,000 Shares. In addition, in connection with a Grantee’s commencement of Continuous Service to the Company, a Grantee may be granted Options for up to an additional 1,200,000 Shares which shall not count against the limit set forth in the previous sentence.

     The 2001 Plan is administered, with respect to grants to Directors, Officers, Consultants, and other Employees, by the plan administrator (the “Administrator”), defined as the Board or one (1) or more committees designated by the Board. With respect to grants to Officers and Directors, the committee shall be constituted in such a manner as to satisfy Applicable Laws, including Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code.

     The Board may at any time amend, suspend or terminate the 2001 Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code of 1986, as amended (the “Code”) the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein the Company shall obtain shareholder approval of any such amendment to the 2001 Plan in such a manner and to such a degree as required. In addition, shareholder approval is required for any amendment to the 2001 Plan that would do any of the following: expand the classes of persons to whom Awards may be issued; increase the number of Shares authorized for issuance under the 2001 Plan (excluding increases due to changes in capitalization of the Company); increase the number of Shares with respect to which Options may be granted to any Grantee (excluding increases due to changes in capitalization of the Company); increase the percentage of Shares available for Awards of Restricted Stock; permit unrestricted Shares to be granted other than in lieu of cash payments under other incentive plans and programs of the Company and its Related Entities, excluding any such incentive plan or program that is a “Retirement Plan“or “Welfare Plan“under the Employee Retirement Income Security Act of 1974, as amended; allow the creation of additional types of Awards; permit decreasing the exercise price of any Option outstanding under the 2001 Plan; or change any of the provisions of the section of the 2001 Plan relating to amending the 2001 Plan.

     Stock options granted under the 2001 Plan may be either Incentive Stock Options under the provisions of Section 422 of the Code, or Nonstatutory Stock Options. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Under the 2001 Plan, Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

     Under the terms of the 2001 Plan, on the day immediately following the annual meeting of shareholders of the Company, each Outside Director shall be granted an Option to purchase 10,000 Shares of Common Stock. Such Options shall be immediately exercisable, have a term of 5 years and have an exercise price of one hundred percent (100%) of the Fair Market Value on the date of grant of the Option.

     Under the 2001 Plan, Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Grantee only by the Grantee. However, the 2001 Plan permits the designation of beneficiaries by holders of Incentive Stock Options. Other Awards shall be transferable to the extent provided in the Award Agreement.

     The 2001 Plan authorizes the Administrator to select the Employees, Directors and Consultants of the Company to whom Awards may be granted and to determine the terms and conditions of any Award; however, the term of any Option awarded under the 2001 Plan may not be for more than ten years (or five (5) years in the case of Incentive Stock Options granted to any Grantee who owns stock representing more than ten percent (10%) of the combined voting power of the Company or any Parent or Subsidiary of the Company). The 2001 Plan authorizes the Administrator to grant Awards at an exercise price determined by the Administrator, however, such price must not be less than one hundred percent (100%) (or one hundred ten percent (110%), in the case of Incentive Stock Options granted to any Grantee who owns stock representing more than ten percent (10%) of the combined voting power of the Company or any Parent or Subsidiary of the Company) of the Fair Market Value of the Common Stock on the date the Option is granted. The exercise price is generally payable in cash, check, shares of Common Stock or with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction. The aggregate Fair Market Value of the Common Stock with respect to any Incentive Stock Options that are exercisable for the first time by an eligible Employee in any calendar year may not exceed $100,000.

     The Awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the Company as specified in the Award Agreements to be issued under the 2001 Plan. The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction or Related Entity Disposition or at the time of an actual Corporate Transaction or Related Entity Disposition and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the full or partial release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction or Related Entity Disposition, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Corporate Transaction or Related Entity Disposition. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Related Entity Disposition shall remain fully exercisable until the expiration or sooner termination of the Award.

Certain Federal Tax Consequences

     The following summarizes only the federal income tax consequences of Options and shares of Restricted Stock granted under the 2001 Plan. State and local tax consequences may differ.

     The grant of a Nonstatutory Stock Option under the 2001 Plan will not result in any federal income tax consequences to the Grantee or to the Company. Upon exercise of a Nonstatutory Stock Option, the Grantee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option price and the Fair Market Value of the Shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the Grantee. Any gain or loss on the Grantee’s subsequent disposition of the Shares of Common Stock will receive long or short-term capital gain or loss treatment, depending on whether the Shares are held for more than one (1) year following exercise. The Company does not receive a tax deduction for any such gain.

     The grant of an Incentive Stock Option under the 2001 Plan will not result in any federal income tax consequences to the Grantee or to the Company. A Grantee recognizes no federal taxable income upon exercising an Incentive Stock Option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of Shares acquired upon exercise of an Incentive Stock Option, the tax consequences depend upon how long the Grantee has held the Shares. If the Grantee does not dispose of the Shares within two (2) years after the Incentive Stock Option was granted, nor within one (1) year after the Incentive Stock Option was exercised and Shares were purchased, the Grantee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the Shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

     If the Grantee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on disposition and the exercise price, or (ii) the difference between the Fair Market Value of the Shares on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the Shares were held for more than one (1) year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the Grantee.

     The “spread” under an Incentive Stock Option — i.e., the difference between the Fair Market Value of the Shares at exercise and the exercise price — is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

     Any grant of Shares of Restricted Stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such Shares and the Fair Market Value of the Shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the Grantee. Any gain or loss on the Grantee’s subsequent disposition of the Shares will receive long or short-term capital gain or loss treatment depending on whether the Shares are held for more than one (1) year and depending on how long the Shares have been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain. Grantees of Restricted Stock may make an election under Internal Revenue Code Section 83(b) to recognize as ordinary compensation income in the year that such Restricted Stock is granted the amount equal to the spread between the amount paid for such Restricted Stock and the Fair Market Value on date of the issuance of the Shares. If such an election is made, the Grantee recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short term capital gain. The Section 83(b) election must be made within thirty days from the time the Restricted Stock is issued.

PROPOSAL NO. 3

RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for 2001 and recommends that the shareholders ratify such selection. In the event that a majority of the outstanding shares are not voted in favor of ratification, the Board will reconsider its selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Ernst & Young LLP as the independent auditors for 2001. Ratification and approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Ernst & Young LLP has audited the Company’s financial statements since the year ended December 31, 1986.

     Audit Fees: Aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for 2000 and for the review of the Company’s financial Form 10-K and Forms 10-Q for 2000 were $411,000.

     All Other Fees: Aggregate fees billed by Ernst & Young for all other professional services (other than Audit Fees) for 2000 were $690,000, $141,000 and $733,000 for tax matters, information data processing systems consultation and non-audit related services, respectively.

The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditors for 2001.

OTHER INFORMATION

Executive Officers

In addition to Messrs. Hill and Smith the other executive officers of the Company as of March 30, 2001, were as follows:

Name	Age	Position
Jeffrey Benzing	44	Executive Vice President, Systems Development, Engineering and Operations

John Chenault	52	Executive Vice President, Business Operations

Peter Hanley	61	Executive Vice President, Worldwide Sales and Service Operations

Wilbert van den Hoek	44	Executive Vice President, Integration and Advanced Development

     Mr. Benzing joined the Company in November 1988 as Director of Special Projects. From July 1992 through June 1999, he served as the Company’s Vice President in charge of product development and is currently Executive Vice President, Systems Development, Engineering and Operations. From 1984 to 1988 he was co-founder and Vice President of Engineering of Benzing Technologies. From 1979 to 1984, he held various positions at Hewlett Packard Company.

     Mr. Chenault joined the Company in September 1991 as Vice President, Operations. From April 1993 through April 1996, he served as Vice President, Customer Satisfaction, was the Executive Vice President, Operations from May 1996 to June 1997, and is currently its Executive Vice President, Business Operations. From October 1988 to July 1991, he was the Vice President and General Manager of Veeco Instruments, an electronics company. From 1986 to October 1988, Mr. Chenault was Vice President and General Manager for Carroll Touch, a subsidiary of AMP, Inc., an electronics company. Mr. Chenault has also held various positions with Texas Instruments, Inc. and Recognition Equipment, Inc.

     Dr. Hanley joined the Company as Executive Vice President, Sales and Marketing in June 1992, and currently serves as its Executive Vice President, Worldwide Sales and Service Operations. From 1985 to June 1992, Dr. Hanley held various positions at Applied Materials, Inc., most recently Group Vice President responsible for sales, service and process for all North American accounts. Previously, Dr. Hanley was President of Tegal, a division of Motorola, Inc., an electronics company, and held positions at Varian, Inc.

     Drs. van den Hoek joined the Company in May 1990 as Director of Technology of Nippon Novellus Systems. From June 1997 through June 1999, he served as Vice President, Dielectric Business Unit and is currently the Executive Vice President, Integration and Advanced Development. From 1980 to May 1990, he held a variety of positions at the Philips Research Laboratories in Eindhoven, the Netherlands and Sunnyvale, California. The last position Drs. van den Hoek held at Philips was group manager of the Si Technology Research Group.

Executive Compensation

Summary Compensation Table

     The following table sets forth certain information concerning compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the “named executive officers”).

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards			All Other Compensation($)(4)
		Salary ($)	Bonus ($)(1)		Restricted Stock Award(s)($)		Options/SARs (#)(2)(3)

Richard S. Hill	2000	$621,923	$2,594,070				300,000	$64,564	(6)(7)(9)
Chairman of the Board and	1999	525,000	757,102		$1,533,750	(5)	410,250	18,746	(6)(7)(8)
Chief Executive Officer	1998	373,063	95,912				600,000	89,494	(6)(7)(8)

Robert H. Smith	2000	301,442	815,790				145,280	4,357
Executive Vice President,	1999	273,558	214,942				135,000	7,506	(6)
Finance and	1998	258,077	122,525				135,000	10,816	(6)(7)
Administration, Chief
Financial Officer and
Secretary

Peter Hanley	2000	310,750	725,111	(10)			159,800	7,519	(6)
Executive Vice President,	1999	295,962	232,152				120,000	8,227	(6)
Worldwide Sales and	1998	261,038	115,003	(10)			120,000	6,232	(6)
Service Operations

John Chenault	2000	299,904	686,352				94,400	4,510	(6)
Executive Vice President,	1999	229,365	214,051				199,500	1,672	(6)
Business Operations	1998	198,000	81,352				180,000	4,282	(6)

Wilbert van den Hoek	2000	252,308	727,378				106,700	3,539	(6)
Executive Vice President,	1999	197,692	202,203				90,000	3,022	(7)
Integration and Advanced	1998	174,769	62,417				180,000	3,044	(7)
Development

(1)	Includes amounts earned in 2000 and paid in 2001.

(2)	Amounts represent stock option grants. See Option/SAR Grants in Last Fiscal Year table.

(3)	Number of Awards and Options/SARs adjusted to reflect the three-for-one stock split of the Company’s Common Stock declared by the Board of Directors in December 1999.

(4)	Amounts include life insurance premiums paid by the Company on behalf of the named executive officers.

(5)	Represents a total of 60,000 shares granted to Mr. Hill pursuant to a Restricted Stock Purchase Agreement. Value is based on the price of the Company’s Common Stock at December 16, 1999 ($25.5625). The shares vest at the rate of 33% on each of December 16, 2000, December 16, 2001 and December 15, 2002.

(6)	Includes tax preparation fees paid for by the Company.

(7)	Includes financial advice fees paid for by the Company.

(8)	Includes $2,344 in 1999 and $78,274 in 1998 in relocation expenditures for which the Company reimbursed Mr. Hill.

(9)	Includes $40,279 in country club membership dues reimbursed to the named executive.

(10)	Includes commission-based compensation in the amount of $1,517 in 2000 and $44,679 in 1998.

12

Option/SAR Grants in Last Fiscal Year

The following table provides certain information with respect to stock options granted to the named executive officers in 2000:

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for for Option Term(2)
	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year(1)	Exercise Price per Share ($/sh)	Expiration Date	5% ($)	10% ($)

Richard S. Hill	300,000	6.16	$30.25	12/15/2010	$5,707,219	$14,463,213

Robert H. Smith	145,280	2.98	30.25	12/15/2010	2,763,816	7,004,052

Peter Hanley	159,800	3.28	30.25	12/15/2010	3,040,045	7,704,071

John Chenault	94,400	1.94	30.25	12/15/2010	1,795,872	4,551,091

Wilbert van den Hoek	106,700	2.19	30.25	12/15/2010	2,029,867	5,144,083

(1)	Based on a total of 4,871,884 options granted to employees of the Company in 2000, including the named executive officers.

(2)	The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company’s Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

     The following table sets forth certain information with respect to stock options exercised by the named executive officers during 2000, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of December 31, 2000, and the value of “in-the-money“stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 2000.

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End(#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Richard S. Hill	430,768	$21,074,104	603,880	982,686	$13,961,192	$14,947,586

Robert H. Smith	195,000	7,087,247	93,750	355,280	1,661,406	4,180,888

Peter Hanley	284,835	13,960,464	366,165	407,300	8,327,738	5,243,390

John Chenault	170,250	7,795,568	220,875	377,525	4,376,605	5,232,383

Wilbert van den Hoek .	—	—	239,250	290,450	5,204,076	3,716,464

(1)	Calculated on the basis of the last reported sales price per share for the Company’s Common Stock on the Nasdaq National Market System of $35.9375 on December 31, 2000.

13

Employment Agreements

     Mr. Richard S. Hill. The Company and Richard S. Hill are parties to an employment agreement dated October 1, 1998 and amended December 17, 1999 (the “Hill Agreement”), which provide for an initial employment period of three (3) years which automatically extends for additional one-year periods if Mr. Hill is employed on and after December 31 of each year. Mr. Hill’s annual base salary under the Hill Agreement was initially $382,885. As of January 1, 1999, Mr. Hill’s annual base salary was increased to $525,000. As of December 17, 1999, Mr. Hill’s annual base salary was increased to $615,000. As of December 15, 2000, Mr. Hill’s annual base salary was increased to $750,000. In addition, Mr. Hill is eligible to participate in the Company’s benefit plans and to receive perquisites of employment, as established by the Company. The Company agreed to pay the monthly dues, fees and assessments for Mr. Hill’s membership in a golf club, to be selected by Mr. Hill. In March 2000, Mr. Hill repaid the Company in full for two (2) relocation loans. The accrued interest on those loans was forgiven by the Company.

     The Hill Agreement may be terminated by the Company or Mr. Hill at any time. If the Hill Agreement is terminated by the Company for “Cause” (as defined therein) or by Mr. Hill “Not for Cause” (as defined therein), no further rights to compensation or benefits accrue to Mr. Hill. However, in the event Mr. Hill terminates his employment “Not for Cause,” Mr. Hill (and his qualified dependents) shall receive continued health insurance coverage under the Company’s officer retirement health benefit program, without regard to any age or length of service limitations for that program. If the Hill Agreement is terminated by reason of Mr. Hill’s death, the Company shall continue to pay Mr. Hill’s salary and benefits to Mr. Hill’s estate through the second full month after Mr. Hill’s death. If the Hill Agreement is terminated by reason of Mr. Hill’s disability (as defined therein), the Company shall continue to employ Mr. Hill at sixty-six and two-thirds percent (66-2/3%) of his base salary at the time of disability and shall include Mr. Hill in the Company’s health insurance benefit plans until he reaches age 65. If the Hill Agreement is terminated by the Company “Not for Cause” or if Mr. Hill resigns for “Good Reason” (as defined therein), Mr. Hill will receive (i) the greater of a severance payment equal to two (2) years of his then current base salary, or his base salary through the expiration date of the Agreement, which will be paid to Mr. Hill in the form of salary continuation for two (2) years (the “Severance Period”) payable on the Company’s normal payroll schedule; (ii) annual bonus payments equal to one hundred fifty percent (150%) of his then current base annual salary during the Severance Period, payable in any year in which any bonus payments are made by the Company to any other employees; (iii) payment of health insurance premiums in accordance with the Company’s officer retirement health benefit program without regard to any age or length of service limitations for that program; (iv) continued vesting of his stock options through the Severance Period, with vested options to be exercised within three (3) years following the end of the Severance Period (during which time Mr. Hill will serve as a consultant to the Company); and (v) immediate vesting of his restricted stock award such that the Company’s right to repurchase such restricted stock shall immediately lapse.

     Payments during the Severance Period are conditioned upon Mr. Hill’s observance of certain obligations not to compete with the Company.

     Dr. Peter Hanley.In June 1992, the Company entered into an employment agreement with Peter Hanley pursuant to which the Company retained Dr. Hanley as its Executive Vice President, Sales and Marketing for an annual salary (subject to adjustment) of $200,000, plus a bonus to be determined by the Board of Directors. In the event the Company terminates Dr. Hanley’s employment without cause, the Company is required to pay Dr. Hanley up to twelve months of salary after the six-month notice period and provide continued life, disability and medical benefits during such period. In the event Dr. Hanley voluntarily terminates his employment, unless he commences employment with a competitor, the Company is required to pay his salary and provide continued benefits during the six-month notice period. In the event of termination of Dr. Hanley’s employment, certain adjustments will be made to the vesting schedule for Dr. Hanley’s options.

Certain Relationships and Related Transactions

     In July 1997, the Company made a relocation loan to Mr. Hill, the Company’s Chairman of the Board and Chief Executive Officer, in the aggregate amount of $1.5 million. The loan was evidenced by two (2) promissory notes (the “Notes”). The Notes incurred interest at a rate not to exceed six percent (6%) per year and were repayable on July 1, 2000. The Notes were secured by a first priority lien on a Deed of Trust and Assignment of Rents and interest in Mr. Hill’s property. The accrued interest on the Notes was forgiven by the Company in connection with the repayment of the notes by Mr. Hill in March 2000.

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports and Performance Graph shall not be deemed to be filed with the Securities and Exchange Commission nor incorporated by reference into any such filings.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is to recognize effort, but pay for performance. The Company establishes aggressive goals and objectives at the beginning of each year, and incentivizes its employees and management by awarding a percentage of their compensation based on achieving these goals and objectives. By linking compensation to performance, the Company seeks to ensure that the interests of its employees are closely aligned with those of its shareholders.

     The Company recognizes that competition for qualified personnel within the semiconductor industry is intense. A competitive total compensation package is necessary to attract, motivate, and retain employees of the highest caliber.

Compensation Vehicles

     Compensation at the Company has three (3) principal components: Salary, Cash Bonuses, and Stock Options.

     Salary

     The Company targets base salaries at the 50th percentile of comparable companies within the semiconductor industry as well as other high-technology firms. To ensure this position, the Company consults surveys that track other leading companies, many of whom are included in the Hambrecht &Quist Technology Index.

     Cash Bonuses

     The Company includes all of its employees in the rewards of achieving its financial targets. Profit Sharing is paid to all employees not participating in a separate cash incentive program. Bonus participation is targeted at top management performers within the Company, and payments are designed to be a significant part of compensation. Bonuses are based upon achievement of corporate goals and individual objectives. Corporate goals are expressed in a financial plan containing growth and profitability targets. Individual objectives depend on the role of each employee, and include such matters as sales within a particular market or to specific customers, inventory turns and technological achievements. Upon the accomplishment of the growth and profitability goals, bonuses are approved by the Board of Directors and distributed to the participating executive officers and employees based on the achievement of their individual performance objectives.

     Stock Options

     In addition to cash bonuses, the Company intends to utilize grants of Restricted Shares and awards of stock bonuses to provide additional long-term incentives for the named executive officers and other employees. Stock option grants offer wealth creation and option guidelines are reviewed annually to ensure their competitiveness. An individual’s participation in the program is based on industry competitive practices, an employee’s individual performance, and the employee’s ranking within the Company. The Company offers these incentives to participating employees in a manner that is consistent with the Company’s long-term goals and objectives through equity ownership.

Performance Measures and CEO Compensation

     The bonus awarded to Richard Hill, the Company’s Chairman and Chief Executive Officer, is based on the same criteria as bonuses for the Company’s other executive officers (namely achievement of corporate goals). Mr. Hill received an annual bonus in 2000 equal to approximately four hundred twenty-two percent (422%) of his base salary. The criteria for payment of bonuses for fiscal 2000 was calculated based upon a twenty-three percent (23%) after-tax profit margin and a three-year rolling average revenue growth of fifty-two percent (52%).

     As part of an evaluation of Mr. Hill’s compensation, in December 2000, the Company awarded an option grant to Mr. Hill and amended his employment agreement to provide for an increase in base compensation. In addition, Mr. Hill will continue to be provided health benefits upon termination of his employment without regard to his age or length of service with the Company. Mr. Hill currently has no outstanding loans to the Company.

Compensation Policy Regarding Deductibility

     It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under section 162(m) of the Internal Revenue Code. Section 162(m) of the Code limits the deduction of compensation, except for certain performance-based compensation, paid or accrued with respect to each covered employee to $1 million in any taxable year. In the past, qualifying executive compensation, other than immaterial amounts paid in 1997, has not been limited under section 162(m) of the Code. It is possible however, based on the performance of the Company’s Common Stock, that the compensation of one or more of the Company’s executive officers could exceed $1 million in any taxable year and thus limit the deductibility by the Company of a portion of such compensation.

     To insure that executive compensation to be paid under the Senior Executive Bonus Plan is deductible for the purposes of section 162(m), the shareholders of the Company approved the Senior Executive Bonus Plan in 1998. The Company does not expect cash compensation paid to officers subject to section 162(m) to exceed the limitations of section 162(m) for fiscal 2001, and therefore expects all such cash compensation to be deductible.

STOCK OPTION AND COMPENSATION COMMITTEE D. James Guzy Tom Long J. David Litster Glen Possley William R. Spivey

17

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent audit, nor can the Committee certify that the independent auditor is “independent“under applicable rules. The Committee serves a board-level oversight role where it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with the auditors and the experience of the Committee’s members in business, financial and accounting matters.

Review with Management

     The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Auditors

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’independence.

     The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of the independent auditors’examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Conclusion

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS D. James Guzy Tom Long William R. Spivey

Performance Graph

     The following line graph compares the yearly percentage change in (i) the cumulative total shareholder return on the Company’s Common Stock since December 31, 1995 with (ii) the cumulative total shareholder return on (a) the Nasdaq Stock Market (U.S. Index) and (b) the JP Morgan H &Q Technology Index. The comparison assumes an investment of $100 on December 31, 1995 and reinvestment of dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

Measurement Period (Fiscal Year Covered)	Novellus Systems, Inc.	Nasdaq Stock Market — U.S.	JP Morgan H&Q Technology Index
12/95	100.00	100.00	100.00
12/96	100.35	123.04	124.29
12/97	119.68	150.69	145.71
12/98	183.33	212.51	226.64
12/99	453.82	394.94	506.17
12/00	399.35	237.68	327.22

19

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 30, 2001 as to (a) each director and nominee, (b) each named executive officer, (c) all directors and officers as a group, and (d) each person known by the Company, as of December 31, 2000, to beneficially own more than five percent (5%) of the outstanding shares of its Common Stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Seligman J. & W. & Co., Incorporated	11,587,000	8.2
100 Park Avenue, 8th Floor
New York, NY 10006(2)
FMR Corp.	10,278,688	7.3
82 Devonshire Street
Boston, MA 02109(3)
Capital Group International, Inc.	7,873,920	5.6
11100 Santa Monica Blvd
Los Angeles, CA 90025(4)
T. Rowe Price Associates	7,042,224	5.0
100 E. Pratt Street
Baltimore, MD 21202(5)
Richard S. Hill(6)	832,504	*
Peter Hanley(7)	594,831	*
D. James Guzy(8)	366,000	*
Wilbert van den Hoek(9)	299,529	*
John Chenault(10)	288,770	*
Robert H. Smith(11)	109,317	*
Glen Possley(12)	90,000	*
William R. Spivey(13)	72,000	*
J. David Litster(14)	49,000	*
Tom Long(15)	36,000	*
All officers and directors as a group (11 persons)(16)	3,000,473	2.1

*	Less than one percent (1%)

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 30, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Applicable percentages are based on 141,342,335 shares outstanding on March 30, 2001, adjusted as required by the rules. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	As reported in a Schedule 13G filed by J. & W. Seligman & Co., Incorporated on February 1, 2001, includes 11,511,430 shares as to which J. & W. Seligman & Co., Incorporated has shared voting power and 11,587,000 shares as to which J. & W. Seligman & Co., Incorporated has shared investment power.

(3)	As reported in a Schedule 13G filed by FMR Corp. on February 14, 2001, includes 1,973,078 shares as to which FMR Corp. has sole voting power and 10,278,688 shares as to which FMR Corp. has sole investment power.

20

(4)	As reported in a Schedule 13G filed by Capital Group International, Inc. on February 12, 2001, includes 7,078,920 shares as to which Capital Group International, Inc. has sole voting power and includes 7,873,920 shares as to which Capital Group International, Inc. has sole investment power.

(5)	As reported in a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 9, 2001, includes 980,124 shares as to which T. Rowe Price Associates, Inc. has sole voting power and includes 7,042,224 shares as to which T. Rowe Price Associates, Inc. has sole investment power.

(6)	Includes (i) options to purchase an aggregate of 692,944 shares which will be fully vested and exercisable within 60 days of March 30, 2001, and (ii) 40,000 shares subject to further vesting restrictions.

(7)	Includes options to purchase an aggregate of 441,165 shares which will be fully vested and exercisable within 60 days of March 30, 2001.

(8)	Includes options to purchase an aggregate of 18,000 shares which will be fully vested and exercisable within 60 days of March 30, 2001.

(9)	Includes (i) options to purchase an aggregate of 239,250 shares which will be fully vested and exercisable within 60 days of March 30, 2001, and (ii) 3,399 shares held by Mr. van den Hoek’s wife.

(10)	Includes options to purchase an aggregate of 250,875 shares which will be fully vested and exercisable within 60 days of March 30, 2001.

(11)	Includes options to purchase an aggregate of 108,750 shares which will be fully vested and exercisable within 60 days of March 30, 2001.

(12)	Includes options to purchase an aggregate of 62,000 shares which will be fully vested and exercisable within 60 days of March 30, 2001.

(13)	Includes options to purchase an aggregate of 54,000 shares which will be fully vested and exercisable within 60 days of March 30, 2001.

(14)	Includes options to purchase an aggregate of 45,000 shares which will be fully vested and exercisable within 60 days of March 30, 2001.

(15)	Includes options to purchase an aggregate of 36,000 shares which will be fully vested and exercisable within 60 days of March 30, 2001.

(16)	Includes (i) options to purchase an aggregate of 2,154,576 shares which will be fully vested and exercisable within 60 days of March 30, 2001, (ii) 79,000 shares subject to further vesting restrictions, and (ii) indirect holdings attributable to executive officers in the amount of 57,889 shares.

21

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market. Such officers, directors and ten percent (10%) shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that its executive officers, directors and ten percent (10%) shareholders complied with all Section 16(a) filing requirements applicable to them.

Other Business

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

     Whether or not you expect to attend the Annual Meeting of shareholders in person, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instruction. You may submit your proxy (1) over the internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card and mailing in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card or submit your proxy over the internet or by telephone and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

THE BOARD OF DIRECTORS

Dated: April 12, 2001 22

Appendix A

CHARTER OF THE AUDIT COMMITTEE

PURPOSE:

     The Audit Committee will make such examinations as are necessary to monitor Novellus Systems, Inc. and its subsidiaries’(the “Company”) systems of internal control, corporate financial reporting and its internal and external audits, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors’attention.

     In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

MEMBERSHIP:

     The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three (3) members of the Board of Directors, each of whom:

1.	Will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

2.	At least one of whom will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities; and

3.	Will (i) be an independent director; or (ii) if the Board of Directors determines it to be in the best interests of the Company and its shareholders to have one (1) non-independent director, and the Board of Directors discloses the reasons for the determination in the Company’s next annual proxy statement, then the Company may appoint one (1) non-independent director to the Audit Committee if the director is not a current employee or officer, or an immediate family member of a current employee or officer.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

1.	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls.

2.	Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company’s internal audit function.

3.	Reviewing the independent auditors’ proposed audit scope, approach, and independence.

4.	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors.

A-1

5.	Reviewing the performance of the independent auditors, who shall be accountable to the Board and the Audit Committee.

6.	Recommending the appointment of independent auditors to the Board of Directors.

7.	Reviewing fee arrangements with the independent auditors.

8.	Reviewing before release the audited financial statements and Management’s Discussion and Analysis in the Company’s annual report on Form 10-K;

9.	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

10.	Overseeing compliance with the requirements of the Securities and Exchange Commission for disclosure of independent auditor’s services and audit committee members and activities;

11.	Reviewing management’s monitoring of compliance with the Company’s Standards of Business Conduct and with the Foreign Corrupt Practices Act;

12.	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

13.	Providing oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments;

14.	If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

15.	Reviewing related party transactions for potential conflicts of interest;

16.	Providing a report in the Company’s proxy statement in accordance with the requirements of Item 306 of Regulations S-K and S-B and Item 7(e)(3) of Schedule 14A; and

17.	Performing other oversight functions as requested by the full Board of Directors.

     In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

MEETINGS:

     The Audit Committee will meet at least two (2) times each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

     The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor’s examination and management report.

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MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors. A-3

Appendix B

NOVELLUS SYSTEMS, INC.

2001 STOCK INCENTIVE PLAN

     1.  Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business.

     2.   Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

(d) “Award” means the grant of an Option, Restricted Stock or other right or benefit under the Plan.

(e) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(f) “Board” means the Board of Directors of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means any committee appointed by the Board to administer the Plan.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Novellus Systems, Inc., a California corporation.

(k) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

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(l) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant, is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Nonstatutory Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

(m) “Corporate Transaction” means any of the following transactions:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);

(iii) approval by the Company’s shareholders of any plan or proposal for the complete liquidation or dissolution of the Company; or

(iv) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

(n) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” means a Grantee would qualify for benefit payments under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability“means that a Grantee is permanently unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(q) “Employee” means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment“by the Company.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(s) “Fair Market Value” means, that as of any date, the value of Common Stock shall be the closing price for a Share for the market trading day on such date (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable, or if the Common Stock is not traded on any exchange or national market system, the average of the closing bid and ask prices of a Share on the Nasdaq Small Cap Market on such date (or, if no closing prices were reported on that date, on the last trading date on which closing prices were reported), in each case, as reported in The Wall Street Journalor such other source as the Administrator deems reliable.

(t) “Grantee” means an Employee, Director or Consultant who receives an Award pursuant to an Award Agreement under the Plan.

(u) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(w) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(z) “Outside Director” means a Director who is not an Employee.

(aa) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Performance - Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(cc) “Plan” means this 2001 Stock Incentive Plan.

(dd) “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(ee) “Related Entity Disposition” means the sale, distribution or other disposition by the Company, a Parent or a Subsidiary of all or substantially all of the interests of the Company, a Parent or a Subsidiary in any Related Entity effected by a sale, merger or consolidation or other transaction involving that Related Entity or the sale of all or substantially all of the assets of that Related Entity, other than any Related Entity Disposition to the Company, a Parent or a Subsidiary.

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(ff) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(gg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(hh) “Share” means a share of the Common Stock.

(ii) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 6,360,000 Shares. Notwithstanding the foregoing and subject to the provisions of Section 10 below, the maximum number of Shares which may be issued pursuant to all Awards of Restricted Stock is ten percent (10%) of the aggregate number of Shares which may be issued pursuant to all Awards under the Plan.The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

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(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two (2) or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator“or to a “Committee“shall be deemed to be references to such Committee or subcommittee.

(iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors (excluding Outside Directors) and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent and the reduction of the exercise price of any Option awarded under the Plan shall be subject to shareholder approval;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to thePlan, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan;

(viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

     5.  Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however that Outside Directors shall only be eligible to receive Options pursuant to the provisions of Section 6(e), Non-Discretionary Automatic Awards to Outside Directors. Incentive Stock Options may be granted only to Employees of the Company, a Parent or a Subsidiary. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

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6. Terms and Conditions of Awards.

(a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of Shares and Options with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such Awards may include Options and sales or bonuses of Restricted Stock and may be awarded in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Nonstatutory Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in Share price, earnings per Share, total shareholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Non-Discretionary Automatic Awards to Outside Directors. On the day immediately following the annual meeting of shareholders of the Company held in 2002 and each annual meeting thereafter, each Outside Director shall be automatically granted an Option to purchase 10,000 Shares (as adjusted in accordance with Section 10 hereof), provided that at the date of grant of each Option such Director is an Outside Director; and provided, further, that sufficient Shares are available under the Plan for the grant of such Option. No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by such Options; provided, however, that nothing in this Plan shall be construed to prevent an Outside Director from declining to receive an Option under this Plan. The terms of Options granted under this Section 6(e) shall be as follows:

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(i) the term of the Option shall be five (5) years;

(ii) the exercise price per Share shall be one hundred percent (100%) of the Fair Market Value on the date of grant of the Option;

(iii) the Option shall be exercisable upon grant.

(f) Individual Option Limit. The maximum number of Shares with respect to which Options may be granted to any Grantee in any fiscal year of the Company shall be 600,000 Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options for up to an additional 1,200,000 Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option is canceled, the canceled Option shall continue to count against the maximum number of Shares with respect to which Options may be granted to the Grantee. For this purpose, the repricing of an Option shall be treated as the cancellation of the existing Option and the grant of a new Option (if approved by shareholders).

(g) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of any Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(h) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee’s Incentive Stock Option in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator. Other Awards may be transferred by gift or through a domestic relations order to members of the Grantee’s Immediate Family to the extent provided in the Award Agreement or in the manner and to the extent determined by the Administrator.

(i) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

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(i) In the case of an Incentive Stock Option granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(ii) In cases other than the case described in the preceding paragraph, the per Share exercise price of an Option shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of a Restricted Stock grant, such price, if any, shall be determined by the Administrator.

(iv) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the principles of Section 424(a) of the Code.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

(iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(v) any combination of the foregoing methods of payment.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

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8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Shareholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v). Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Nonstatutory Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

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     10.  Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Options may be granted to any Grantee in any fiscal year of the Company, the number of Shares granted to Outside Directors under Section 6(e), the total number of Shares with respect to which Restricted Stock can be granted under the Plan, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar event affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock to which Section 424(a) of the Code applies or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.“Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

     11.   Corporate Transactions and Related Entity Dispositions. Except as may be provided in an Award Agreement:

(a) The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction or Related Entity Disposition or at the time of an actual Corporate Transaction or Related Entity Disposition and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the full or partial release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction or Related Entity Disposition, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Corporate Transaction or Related Entity Disposition. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Related Entity Disposition, shall remain fully exercisable until the expiration or sooner termination of the Award. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate unless assumed by the successor company or its parent.

(e) The portion of any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Related Entity Disposition shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable as a Nonstatutory Stock Option.

     12.  Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

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13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by Applicable Laws, or if such amendment would:

(i) expand the classes of persons to whom Awards may be issued under Section 5 of the Plan;

(ii) increase the number of Shares authorized for issuance under Section 3(a) of the Plan excluding such increases pursuant to Section 10 of the Plan;

(iii) increase the number of Shares with respect to which Options may be granted to any Grantee under Section 6(f) of the Plan excluding such increases pursuant to Section 10 of the Plan;

(iv) increase the percentage of Shares available for Awards of Restricted Stock under Section 3(a) of the Plan;

(v) permit unrestricted Shares to be granted other than in lieu of cash payments under other incentive plans and programs of the Company and its Related Entities excluding any such incentive plan or program that is a “Retirement Plan“or “Welfare Plan“under the Employee Retirement Income Security Act of 1974, as amended;

(vi) allow the creation of additional types of Awards;

(vii) permit decreasing the exercise price of any Option outstanding under the Plan; or

(viii) change any of the provisions of this Section 13(a).

(b) The Administrator may amend the terms of any outstanding Award, prospectively or retroactively, but no such amendment (i) shall cause Performance-Based Compensation to cease to qualify as Performance-Based Compensation, (ii) impair the rights of any Grantee without the Grantee’s consent except such an amendment made to cause the Plan or Award to qualify for any exemption provided by Rule 16b-3 or (iii) modify the terms of any Award in a manner inconsistent with the provisions of the Plan. Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in Applicable Laws and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without shareholder approval.

(c) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(d) Any amendment, suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

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14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     15.  No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the Company’s right to terminate the Grantee’s Continuous Service at any time, with or without cause.

     16.  No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

     17.  Shareholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the shareholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that shareholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Nonstatutory Stock Options.

B-12

VOTE BY INTERNET - www.proxyvote.com
C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Novellus Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

NOVPRX	DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOVELLUS SYSTEMS, INC.

1. Election of Directors:	For All	Withold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below. ____________________________________

01) Richard S. Hill

02) D. James Guzy

03) J. David Litster

04) Tom Long

05) Glen Possley	( )	( )	( )

06) Robert H. Smith

07) William R. Spivey

Vote On Proposals	For	Against	Abstain

2. Proposal to To approve the Company’s 2001 Stock Incentive Plan.	( )	( )	( )

3. Proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 2001.	( )	( )	( )

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting.

(Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

_______________________________________ Signature [PLEASE SIGN WITHIN BOX] Date	____________________________________ Signature Date (Joint Owners)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOVELLUS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 11, 2001

The undersigned hereby appoints Richard S. Hill and Robert H. Smith and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of Novellus Systems, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m., local time on May 11, 2001, at the Company's principal executive offices, 4000 North First Street San Jose, California, 95134, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 and 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE